UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 5, 2012

CYBERDEFENDER CORPORATION
(Exact name of Company as specified in Charter)

Delaware	333-138430	65-1205833
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

617 West 7th Street, Suite 1000
Los Angeles, California 90017
 (Address of Principal Executive Offices)

213-689-8631
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

Set forth below are the voting results for each of the four proposals submitted to the stockholders of CyberDefender Corporation (the “Company”) at its Special Meeting of Stockholders held on January 5, 2012.  The four proposals are summarized below and are described in detail in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on November 25, 2011.

At the Special Meeting, each of the four proposals received the requisite vote of the stockholders for approval.  The Company’s stockholders duly approved:

1.
An amendment to the Company’s Certificate of Incorporation to effect a  reverse split of CyberDefender’s issued and outstanding shares of common stock at a ratio in the range of between 1-for-2 and 1-for-10, which ratio shall be determined by the Company’s Board of Directors (“the Board”) in its sole discretion, which amendment was approved by the Board on November 5, 2011;

2.
An amendment to the Company’s Amended and Restated 2006 Equity Incentive Plan to increase by 4,000,000 the number of shares of common stock reserved for issuance under the plan to an aggregate of 6,875,000 shares, which amendment was approved by the Board on November 5, 2011;

3.
In accordance with the requirements of Rule 5635 of the Rules of The Nasdaq Stock Market, the terms of the Securities Purchase Agreements and the Company’s 9% Subordinated Convertible Promissory Notes which have been issued to two of the Company's independent directors; and

4.
In accordance with the requirements of Rule 5635 of the Rules of The Nasdaq Stock Market, the issuance of units consisting of 10.5% Subordinated Convertible Promissory Notes and warrants, together with certain conversion rights, exercise rights, and the grant of Board representation rights to a stockholder.

	For	Against	Abstain	Broker Non-Votes
Proposal 1	17,062,171	489,836	25,615	-
Proposal 2	9,792,172	221,441	27,844	7,536,165
Proposal 3	9,979,311	34,452	27,694	7,536,165
Proposal 4	9,982,658	33,805	24,994	7,536,165

SIGNATURES

Dated:  January 10, 2012

CYBERDEFENDER CORPORATION

By:	/s/ Kevin Harris
Kevin Harris, Interim Chief Executive Officer, Chief Financial Officer and Secretary